SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 17, 2006

Covad Communications Group, Inc.
(Exact name of the Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-32588	77-0461529
(Commission File Number)	(IRS Employer Identification No.)

110 Rio Robles San Jose, California	95134-1813

(Address of principal executive offices)	(Zip code)
(408) 952-6400

(The Registrant’s telephone number)

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01: Entry into a Material Definitive Agreement
     Effective as of January 20, 2006, P. Michael Hanley will no longer serve as Chief Operating Officer of Covad Communications Group, Inc. (“Covad” or the “Company”). Covad and Mr. Hanley have entered into a transition agreement that is effective January 20, 2006 (the “Hanley Agreement”). The Hanley Agreement provides that, from January 20, 2006 through March 2, 2006, Mr. Hanley shall continue to serve as a full-time employee of Covad, with salary and benefits remaining unchanged. Upon Mr. Hanley’s employment termination date, and subject to Mr. Hanley’s compliance with the terms of Covad’s Executive Severance Plan (the “Plan”), Mr. Hanley will be entitled to a payment of approximately $160,000 under the Plan. Mr. Hanley will also receive six (6) months of COBRA payments. Except as set forth therein (and as further described in Item 1.02 below), the Hanley Agreement supersedes all prior agreements between Covad and Mr. Hanley.
     The foregoing summary of the Hanley Agreement is not intended to be a complete description of all of the terms thereof. For further information, please see the copy of the above agreement that is included as an exhibit to this report and incorporated herein by reference.
ITEM 1.02: Termination of a Material Definitive Agreement
     The Hanley Agreement supersedes the Change of Control Agreement between Mr. Hanley and Covad dated October 4, 2004 and any other agreements between Covad and Mr. Hanley related to the terms of Mr. Hanley’s employment, other than the confidentiality agreement between the parties, the Plan and any existing stock option agreements between the parties.
ITEM 5.02: Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     Effective January 20, 2006, Mr. Hanley is no longer serving as Chief Operating Officer of Covad. Additional details regarding his departure are described in Items 1.01 and 1.02 above.
ITEM 9.01: Financial Statements and Exhibits
(c)	Exhibits

10.1	Agreement between Covad Communications Group, Inc. and P. Michael Hanley

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 23, 2006

By:	/s/ Jim Kirkland
Jim Kirkland
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Agreement between Covad Communications Group, Inc. and P. Michael Hanley